STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/25/2000 001209682 - 3217874

CERTIFICATE OF FORMATION

OF

SEVERN CABLE, L.L.C.

          The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereof and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

          FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is Severa Cable, L.L.C.

          SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

Executed on April 25, 2000.

/s/ ELLEN D'ALELIO Ellen d' Alelio Authorized Person